Exhibit 99.1

SilverBox Corp III Announces Adjournment of Special Meeting of Stockholders

Austin, Texas, August 23, 2024 – SilverBox Corp III (the “Company”) today announced that the Company’s special meeting of stockholders (the “Special Meeting”) was convened on August 23, 2024 at 7:00 a.m. Pacific Time and adjourned to August 27, 2024 at 7:00 a.m. Pacific Time via live webcast at the following address https://www.cstproxy.com/silverboxcorpiii/2024.

Only stockholders of record, as of the record date, August 5, 2024, are entitled to vote at the Special Meeting, either in person or by proxy. Proxies previously submitted in respect of the Special Meeting will be voted at the adjourned Special Meeting unless properly revoked, and stockholders who have previously submitted a proxy or otherwise voted need not take any further action.

Contact

Bryce Tobias

SilverBox Capital LLC

Phone:  (310) 924-2111

Email: bt@sbcap.com

Website: www.sbcap.com